DISTRIBUTION LICENSE AGREEMENT

This agreement is made with effect from the 31st day of August 1998 by and between

      PHILIPS CONSUMER ELECTRONICS B.V.
      of
      Glaslaan 2
      5616 LD Eindhoven
      THE NETHERLANDS

      (herein called "Licensor")

AND

      Kenwick Inc., doing business under the name
      AMERICAN VIDEO LANGUAGE INSTITUTE
      of
      International Building
      2455 E Sunrise Blvd.
      Suite 512
      Ft. Lauderdale, Florida
      33304 USA.

      (herein called "Licensee")

WHEREAS:

A. Licensor is entitled to exploit in the Territory (as hereinafter defined) certain content recordings and printed material relative to language learning, at present owned or controlled by Licensor and to grant certain distribution rights therein to Licensee for the Territory upon the terms and conditions hereof.

B. The terms and conditions of any prior licence or distribution agreement relating to content recordings between Licensor and Licensee shall from the Commencement Date (as hereinafter defined) be replaced and superseded by this agreement so that such recordings shall from the Commencement Date become subject to the license herein granted.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.    Definitions

      For the purposes of this Agreement the following terms shall have the meaning ascribed below:


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      (a)   "Licensed Product"          shall mean a compilation consisting of
                                        10 VHS tapes in black cassette boxes
                                        featuring 9 sequential episodes and 1
                                        collection of songs together forming the screen displayed part of Licensors language learning programme entitled "Blip and Blab, the Language Explorers"

      (b)   "Master Print Materials"    shall mean plate and/or films for the
                                        applicable VHS box cover, inner sleeve,
                                        label, inlay cards, original manuscript, and/or available manuscript translations and/or workbooks and from which the printed part of Licensors language learning programme entitled "Blip and
                                        Blab, the Language Explorers" may be
                                        manufactured.

      (c)   "Commencement Date"         shall mean August 31, 1998

      (d)   "Term"                      shall mean the period starting from
                                        Commencement Date and ending August 31,
                                        1999, and thereafter continuing unless
                                        and until terminated by either party on
                                        giving 6 months prior notice to expire
                                        at the end of any calendar month.

      (e)   "Territory"                 shall mean The United States of America
                                        and Canada.

      (f)   "Licensed Product Supplier" shall mean Integrated English
                                        International Inc., 7000S.W.59th Place.
                                        South Miami, Florida 33143, who is a
                                        manufacturer of Licensed Products.

2.    Rights

      Subject always to the limitations and restrictions on Licensor's rights communicated to Licensee from time to time Licensor hereby grants for the Term and the Territory the right for each Licensed Product and the Master Print Material made available to Licensee hereunder, subject to the exceptions and restrictions herein set out, the non-exclusive right to market, distribute and sell Licensed Products and using marketing materials derived from Master Print Materials, it being understood that this license -

      (a) does not comprise the right of Licensee to copy Licensed Products, and that Licensed Products to be distributed by Licensee are all to be sourced by Licensee from the Licensed Product Supplier, on terms and conditions to be agreed upon directly between Licensee and the said supplier, and


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      (b)   does comprise the right for Licensee to copy from Master Print
            Materials for the sole purpose of creating advertising, and materials associated with the marketing, sale and use of the Licensed Products.

3.    Licensor's Representations and Warranties

      Licensor represents and warrants that at the time of granting the licenses hereunder, and during the Term or such shorter period as is notified by Licensor to Licensee, Licensor has the selling and distribution rights in the said materials, subject, however, to the restrictions and obligations on Licensor of which Licensee may be notified by Licensor from time to time.

      Licensor agrees to indemnify and to keep indemnified the Licensee against any loss, damage, claim or expense suffered by Licensee as a result of Licensor's breach of this representation and warranty.

4.    Acknowledgement of Rights by Licensee

      Licensee acknowledges that all intellectual property rights in Licensed Products and Master Print Material for which distribution rights are granted by virtue of this Agreement are vested in Licensor except insofar as assigned and transferred to Licensee hereunder.

5.    Supplies

(a) Licensor agrees to deliver the Master Print Material hereunder by supplying to Licensee, at Licensor's cost price, plus any actual expenses incurred for packaging and shipping. Such material and contents shall be of suitable quality for the use in the commercial manufacture for general sale and shall be delivered to Licensee following the submission of written orders thereof to Licensor.

(b) At the time of the delivery to Licensee of the Master Print Material, Licensor shall supply to Licensee in writing the correct title(s) of the recorded work(s), the name(s) of the author(s), composer(s) and original publisher(s) thereof, together with any additional copyright information known to Licensor, and the name(s) of the Artists(s) as Licensor displays or intends to display them on the labels and jackets of the Licensed Products marketed by Licensor.

(c) Licensor also agrees to supply to Licensee samples of its advertising and publicity material. Upon request Licensee agrees to supply to Licensor free of charge a sample of prints used by Licensor for the Licensed Products.

(d) Licensor will advise the Licensed Product Supplier about the rights granted to Licensee hereunder and shall furnish this supplier with content material necessary for the Manufacture of Licensed Products. Licensee shall source Licensed Products from such supplier on terms and conditions to be agreed upon directly between Licensee


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      and the Licensed Product Supplier. Licensor takes no responsibility as to the performance of the Licensed Product Supplier.

(e) Should Licensee at their expense create adjunct material (such as Guide to Parents in brochure form with translations into various languages) to be sold with the material supplied by Licensor, this material can be made available to Licensor with agreed payment toward defraying some of the expenses.

6.    Remuneration

      In consideration of the rights granted hereunder, Licensee shall pay to Licensor the royalties set forth in Annex I per each Licensed Product purchased by Licensee with the Licensed Product Supplier.

      Royalties are due upon delivery by the Licensed Product Supplier, and payable to Licensor by the end of the month following the month of such suppliers delivery, but late changes do not apply until a period of ten days additonal time passes. At the end of each month, Licensee shall submit a written statement to Licensor specifying the number Licensed Products delivered during the precedent month together with a royalty calculation.

      Upon signing of this agreement Licensee shall pay to Licensor an advance royalty of USD 5,000.00. A second advance royalty of USD 5,000.00 is due upon 60 days following the signing. The advances shall be set off against the first royalties payable by Licensee hereunder. Further Licensee undertakes to a minimum royalty due after 6 months following the signing of this Agreement equal to 1000 Licensed Products.

      In the event of any late payment of any sums due hereunder Licensor shall be entitled to charge Licensee, and Licensee shall pay promptly interest at the London Inter Bank Offer Rate plus four percent (4%).

      In the event that the Licensee provides opportunities for distribution of the "Blip and Blap, The Language Explorers" Series outside the Territory a reasonable and fair remuneration for the Licensee with the negotiations and agreed based on the success of the presented opportunity.

7.    Trademarks

(a) Licensor grants to Licensee for the Term the right to use the trademarks owned or controlled by Licensor as will be indicated by Licensor from time to time. Licensee shall use such trademarks only in conjunction with the sale, marketing and distribution of Licensed Products, and only in conformity with directions set forth by Licensor.

(b) Licensee acknowledges that this licence grants to Licensee no rights of ownership of the trademarks used hereunder and it agrees that it shall not claim any right in this respect whatsoever at any time during or after the termination of this Agreement.


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      months thereafter and at prices not less than those for which the Licensed
      Products under this Agreement have been sold by Licensee in the Territory during the preceding year, provided that Licensee shall have complied with its obligations under sub-clauses (a) and (b) above.

      Immediately after the end of such six (6) month period Licensee shall at the direction of Licensor:-

      (i) furnish Licensor a list setting forth in detail all remaining items of Licensee's Inventories;

      (ii) put at the disposal, sell or transfer all or part of Licensee's Inventories to Licensor or to any third party designated by Licensor at Licensee's manufacturing cost price; and/or

      (iii) destroy all remaining Licensee's Inventories and render to Licensor a sworn statement of an officer of Licensee that the same have been destroyed.

(d) Termination of this Agreement shall not discharge Licensee from its obligations under this Clause 9 or its obligations to account for and pay all sums due as provided for under this Agreement.

10.   Notice and Address

      Notices hereunder may be sent by hand or by telex (where appropriate) or by pre-paid post addressed to the address of the party to be served as stated herein or last known to the party serving the notice and shall be deemed to have arrived:

(a)   within seven (7) days of posting in the case of letters; and

(b)   in the case of delivery by hand on the date of delivery; and

(c) in the case of telex on the day when the recipients' machine acknowledges receipt thereof.

      A copy of each notice sent to either party shall be sent simultaneously for the attention of such party's legal adviser.

11.   Amendments and Miscellaneous

(a) This Agreement shall supersede and replace any licence agreement heretofore concluded between the parties and effective as of the Commencement Date any preceding licence agreement between the parties hereto pertaining to rights as granted hereunder shall be regarded as terminated.


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(b)   If any provision of this Agreement should be invalid or unenforceable by operation of law, such invalidity or unenforceability shall not affect the remainder of the Agreement, and the parties agree to negotiate in good faith for the purpose of substituting such invalid or unenforceable provisions expressing the intention of the parties as closely as permitted by law.

(c) Should, as a result of the advertising, publicity and distribution efforts by the Licensee in the Territory, inquiries for supplies of Licensed Products be made directly to Licensor and the origin of such inquiry is reasonably known by Licensor, these inquiries will be forwarded to Licensee.

12.   Law and Jurisdiction

      This Agreement and any variation or amendments hereto shall be governed by the laws and procedures of The Netherlands under the exclusive jurisdiction of the Civil Court of Amsterdam. Notwithstanding the foregoing Licensor shall be entitled to institute any legal action before any court having jurisdiction in the Territory.


AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.


By /s/ [ILLEGIBLE]
   ----------------------------------------
For [ILLEGIBLE]


By /s/ [ILLEGIBLE]
   ----------------------------------------
For Philips Consumer Electronics B.V.
               [ILLEGIBLE]


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                                     ANNEX I

ROYALTY SCHEDULE:                                               DATE: 1998-08-01

BLIP AND BLAB, THE LANGUAGE EXPLORERS SERIES

Royalty payable per Licensed Product:

o between 1 and 2,499 products          U$39.00 per kit
o between 2,500 and 4,999 products      U$37.00 per kit
o between 5,000 and 7,499 products      U$35.00 per kit
o between 7,500 and 9,999 products      U$32.00 per kit
o between 10,000 and 14,999 products    U$29.00 per kit
o over 15,000 products                  U$26.00 per kit

Above mentioned quantities accumulated over a 12 months period commencing at the month of first production.


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